EXHIBIT 99.1

GALEY & LORD RETAINS RESTRUCTURING FIRM ALVAREZ & MARSAL

Peter A. Briggs of Alvarez & Marsal to Serve as Chief Restructuring Officer of Textile Manufacturer

NEW YORK, JULY 1, 2003 – Galey & Lord, Inc. (OTC BB: GYLDQ) today announced that it has received interim approval from the US Bankruptcy Court for the Southern District of New York to retain New York-based Alvarez & Marsal, Inc (A&M) and its restructuring professionals. A&M will supplement existing management with professionals led by Peter A. Briggs, a managing director at A&M. Mr. Briggs will serve as Chief Restructuring Officer of Galey & Lord and report to Arthur C. Wiener, Chairman and CEO.

Mr. Wiener reports that Briggs and A&M have been brought in to help accelerate the Company’s emergence from bankruptcy. “Galey & Lord is at a critical stage in its bankruptcy proceedings as we work toward finalizing our business plan, plan of reorganization and exit strategy”, Mr. Wiener stated. The Company has cited challenging market conditions for US textile manufacturing in general as a major contributing factor for taking this step at this time. Galey & Lord, Inc. and its domestic subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the US Bankruptcy Code on February 19, 2002.

At A&M, Briggs most recently served as Chief Restructuring Officer for Consumer Financial Services of retailers Spiegel, Inc. and its subsidiary Eddie Bauer; Chief Operating Officer for National Century Financial Enterprises, Inc.; Project Leader for the Arthur Andersen LLP restructuring advisory assignment; and Chief Restructuring Advisor to Thomas Havey LLP. Immediately prior to joining A&M, Mr. Briggs served as a Senior Credit Officer for the Citibank/Salomon Smith Barney US Leveraged Finance Portfolio.

Previously he spent sixteen years with Citigroup where his roles included managing its asset-based finance business in New York focused on LBO, DIP and bankruptcy reorganization financing working with numerous textile and apparel clients.

Galey & Lord, Inc. is a leading global manufacturer of textiles for sportswear, including cotton casuals, denim and corduroy, as well as a major international manufacturer of workwear fabrics. The company’s current trading symbol on the OTC BB is GYLDQ.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief of current expectations of the Company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among other things, the ability of the Company to successfully emerge from bankruptcy, the ability of the Company to operate successfully during the reorganization proceeding, competitive and economic factors in the textile, apparel and home furnishings markets, raw materials and other costs, the level of the Company’s indebtedness, interest rate fluctuations, weather-related delays, general economic conditions, governmental legislation and regulatory changes, the long-term implications of regional trade blocs and the effect of quota phase- out and lowering of tariffs under the WTO trade regulations and other risks and uncertainties that may be detailed, from time to time, in Galey & Lord’s reports filed with the Securities and Exchange Commission.

SOURCE: Galey & Lord, Inc.

CONTACT: Leonard Ferro of Galey & Lord, Inc., +1-336-665-3037